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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-100836, 333-100588, and 333-100588-01), and on Form S-8 (Nos.
033-56384-99, 033-56386-99, 033-65790-99, 033-64349-99, 333-13531-99,
333-36598-99, 333-48320-99, 333-48322-99, 333-53633-99, 333-81678-99, and
333-81676-99) of Weatherford International Ltd. (the successor of Weatherford International, Inc.) of our reports on Universal Compression Holdings, Inc. and Universal Compression, Inc. dated May 23, 2003, appearing in the Annual Report on Form 10-K of Universal Compression Holdings, Inc. and Universal Compression, Inc. for the year ended March 31, 2003, and incorporated by reference in this Annual Report on Form 10-K/A of Weatherford International Ltd. for the year ended December 31, 2002.


/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 26, 2003